UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 15, 2005

Internap Network Services Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-27265	91-2145721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On February 15, 2004, Internap Network Services Corporation (the “Company”) management became aware of a violation of a loan covenant under the Company’s credit facility with Silicon Valley Bank (the “Credit Facility”) requiring minimum Cash EBITDA, as defined in the Credit Facility, for the quarter ended December 31, 2004. The violation was primarily the result of (1) higher than anticipated capital expenditures in the quarter ended December 31, 2004 relating to facility and data center expansion and (2) to a lesser extent, the subsequent impact of the restatement discussed below under Item 4.02 on the minimum Cash EBITDA calculation. As of December 31, 2004, there were $18.1 million of borrowings outstanding under the Credit Facility. Although there is no assurance that a waiver of the financial covenant violation will be obtained, management is currently discussing the matter with Silicon Valley Bank. In the event we are unable to obtain a waiver, Silicon Valley Bank may cease making loans or extending credit, accelerate or declare all or any obligations immediately due, or take possession of or liquidate collateral. Other than the impact to the financial loan covenants, this covenant violation is unrelated to the restatement discussed below under Item 4.02.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On February 23, 2005, Internap Network Services, Inc. management and the Audit Committee of the Board of Directors concluded that certain of the Company’s historical financial statements should be restated to correct certain errors relating to accounting for leasehold improvements, lease expense and other depreciation matters and that such financial statements should no longer be relied upon. As a result, the Company will restate its financial statements for the fiscal years ended December 31, 2002 and 2003, and its unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004. The December 31, 2002 financial statements will also include the cumulative effect of the restatement as of January 1, 2002. These errors affect approximately 28 facility leases and related leasehold improvements, 22 of which were entered into or incurred in 2000 and in prior years.

During the course of reviewing its accounting practices with respect to leasing transactions, the Company discovered that certain leasehold improvements were being depreciated beyond the lease term. In addition, certain of the lease agreements included periods of free rent, specific escalating lease payments, or both, and the Company historically recorded rent expense based upon scheduled rent payments, rather than on a straight-line basis in accordance with relevant accounting literature. The net effect of these restatements will increase previously reported amortization and rent expense, increase accumulated amortization, establish a deferred rent liability and reduce total stockholders’ equity for the cumulative effect of prior periods. Management is still evaluating the effect of these errors on prior periods.

Management presented these internal findings to the Audit Committee of the Board of Directors. As a result of this review, the Company will restate its consolidated financial statements for the above mentioned periods in order to comply with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” and Financial Accounting Standards Board Technical Bulletin No. 88-1, “ Issues Relating to Accounting for Leases.”

The Company’s Audit Committee discussed the matters disclosed in this current report on Form 8-K pursuant to Item 4.02 with the Company’s independent registered public accounting firm.

As a result of the restatement, the Company also announced that it is temporarily delaying announcement of its fourth quarter and year-end 2004 financial results.

A copy of the Company’s press release announcing the intended restatement is attached hereto.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits

99.1    Press release dated February 24, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: March 1, 2005	By: /s/ David A. Buckel
David A. Buckel
Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press release dated February 24, 2005.